EXHIBIT INDEX
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1.  Restated Agreement and Declaration of Trust

2.  Amendment No. 1 to Restated Agreement and Declaration of Trust

3.  Amendment No. 2 to Restated Agreement and Declaration of Trust

4.  Bylaws

5.  Amendment to Bylaws adopted on January 10, 1984

6.  Form of Underwriter's Dealer Agreement

7.  Custody Agreement with The Fifth Third Bank

8.  Consent of Independent Auditors

9.  Form of Sales Agreement for Money Market Funds

10. Financial Data Schedule for Short Term Government Income Fund

11. Financial Data Schedule for Intermediate Term Government Income Fund

12. Financial Data Schedule for Institutional Government Income Fund

13. Financial Data Schedule for Adjustable Rate U.S. Government Securities Fund

14. Financial Data Schedule for Money Market Fund

15. Financial Data Schedule for Intermediate Bond Fund

16. Power of Attorney for Fred A. Rappoport

17. Power of Attorney for Howard J. Levine